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                          LAW OFFICES OF

                 NORDMAN, CORMANY, HAIR & COMPTON
                      1000 TOWN CENTER DRIVE
                             6TH FLOOR
                       POST OFFICE BOX 9100
                   OXNARD, CALIFORNIA 93031-9100
                          (805) 485-1000
                          (805) 656-3304



                         July 19, 1995

  Berry Petroleum Company
  28700 Hovey Hills Road
  P.O. Bin X
  Taft, CA  93268

     Re:  Registration Statement on Form S-8

  Gentlemen:

     We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the "Company"), in connection with the various legal matters relating to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to 1,000,000 shares of Class
  A Common Stock, $.01 par value per share (the "Shares"), of the Company which may be purchased pursuant to exercise of options granted pursuant to the Company's 1994 Stock Option Plan.

     We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and on the basis of such examination, advise you that in our opinion, subject to compliance with applicable state securities laws, we are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting any part thereof.

                            Very truly yours,

                            NORDMAN, CORMANY, HAIR & COMPTON